EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

Evansville, IN (July 23, 2007) Escalade, Incorporated (NASDAQ: ESCA) announced today that Robert J. Keller has been appointed by the Board of Directors to serve as President and Chief Executive Officer of Escalade, Incorporated ("Escalade") effective August 1, 2007. Mr. Keller will replace Mr. Terry Frandsen who has served as the interim Chief Executive Officer since April 2007. Mr. Frandsen will continue to serve as VP Finance and CFO.

Escalade's Chairman, Mr. Robert Griffin, stated that "Mr. Keller brings significant sales, marketing and operating experience that will complement the management team already in place at Escalade. His experience in developing and implementing strategic growth strategies will enhance Escalade's ability to realize its growth plans and enhance shareholder value."

Mr. Keller recently served as the President of Disston Tool Company, a subsidiary of Kennametal, Inc. where he implemented growth strategies that increased sales and profits of this consumer product company. From 2000 to 2005, Mr. Keller worked for Russell Corporation in various positions of increasing responsibility including President of a sports apparel unit with $300 million in sales to mass market retailers. From 1997 to 2000, Mr. Keller worked for Coca-Cola Company as a Managing Director responsible for the Wal-Mart account team which had $900 million in annual sales. From 1993 to 1997, Mr. Keller co-founded and led Armor All Home Care, later acquired by The Clorox Company. As Vice President of Sales and Marketing, he successfully managed the strategic development and launch of new products which significantly increased sales and market share. Prior to 1993, Mr. Keller served in several sales and operations management positions.

Mr. Keller has a Bachelor of Science degree in Industrial Engineering from Georgia Institute of Technology and has completed the Harvard Business School Finance for Senior Executive program. Mr. Keller will relocate to Evansville where Escalade is headquartered.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen, Vice President and CFO at (812) 467-1334.

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, risks relating to changes to our management team, the continuation and development of key customer and supplier relationships, integration of acquired businesses and other risks identified under the caption "Risk Factors" in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Copies of these filings are available from the Company and on the SEC's website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Escalade undertakes no obligation to update or revise any forward-looking statements after the date hereof.

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